For Immediate Release

Goldfield Announces Third Quarter Results

MELBOURNE, Florida, November  12, 2004 - The Goldfield Corporation (AMEX: GV), a leading provider of electrical construction services in the southeastern United States and a developer of condominiums, today announced its third quarter earnings results for 2004.

For the nine-month period ended September 30, 2004, the company's revenues rose 8 percent to $27,085,015, compared to $25,049,927 for the same period in 2003.  Income from continuing operations, before income taxes, during the nine month period was $611,345, compared to $408,734 for the same period last year.  Net income from continuing operations during the nine-month period was $308,341, or 1 cent per share, compared with net income of $255,523, or 1 cent per share, during the same period last year.  For the nine months ended September 30, 2004, Goldfield reported net income (including discontinued operations) of $296,444, or 1 cent per share, compared to $134,139, or 1 cent per share, for the like period of last year.  The improved results were primarily due to an increase in transmission line construction and emergency storm restoration work. The storm restoration work was completed in early October.  Revenues from the company's real estate operations were 17% lower than the first nine months of last year because two projects were under construction during the third quarter of 2003, while no projects were in the construction stage in the like period in 2004.

For the third quarter ended September 30, 2004, Goldfield reported revenues of $7,262,905 versus $6,814,141 for the like period of last year, an increase of approximately 7%.  A lack of revenue from the real estate development operations was offset by an increase of approximately $2,723,000 in electrical construction revenue for the period.  For the third quarter, the company had income from continuing operations before income taxes of $317,942, compared to a loss of $173,453 for the like period last year.  Net income from continuing operations during the three month period was $31,644, or nil per share, compared with a net loss of $92,118, or nil per share, during the like quarter of 2003.  These increases resulted from the stronger electrical construction results as noted above.

In commenting on the third quarter results, John H. Sottile, president of Goldfield, noted that the company was able to report improved results notwithstanding a gap in real estate development. Mr. Sottile stated that the company has two significant projects, Oak Park and Pineapple House, the construction of which is expected to commence in the first half of 2005.  Each of these projects is significantly larger than any of the company's prior projects.  All of the units in one of the projects have already been reserved by potential purchasers, and the company has not yet started accepting reservations for the other project.  Mr. Sottile further noted that the company expects real estate development activities to make a substantial contribution to next year's results.  Since both projects are still in the permitting phase, the company can provide no assurance as to specific timing with respect to the commencement of construction.

About Goldfield
Goldfield is a leading provider of electrical construction and maintenance services in the energy infrastructure industry in the southeastern United States. Goldfield also develops condominium projects on Florida's east coast.

Statements in this release are based on current expectations. These statements are forward looking and actual results may differ materially. For further details see the company's filings with the Securities and Exchange Commission.

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Further Information
Investors:
The Goldfield Corporation, 321-724-1700 or investorrelations@goldfieldcorp.com

THE GOLDFIELD CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003

Revenue
Electrical construction	$ 7,262,905	$ 4,539,399	$23,220,182	$20,389,978
Real estate development	-	2,274,742	3,864,833	4,659,949
Total revenue	7,262,905	6,814,141	27,085,015	25,049,927

Costs and expenses
Electrical construction	5,877,255	4,236,547	20,306,285	17,996,878
Real estate development	35,756	1,677,775	2,758,697	3,609,302
Depreciation and amortization	553,939	433,418	1,541,275	1,171,527
Selling, general and administrative	515,371	647,689	1,939,127	1,924,667
Total costs and expenses	6,982,321	6,995,429	26,545,384	24,702,374

Other income, net
Interest income	21,716	15,876	60,225	87,392
Interest expense, net	(21,520)	(6,755)	(39,521)	(20,263)
Gain (loss) on sale of property and equipment	3,964	(2,352)	1,052	(12,516)
Other	33,198	1,066	49,958	6,568
Total other income, net	37,358	7,835	71,714	61,181

Income (loss) from continuing operations
before income taxes	317,942	(173,453)	611,345	408,734

Income taxes (benefit)	286,298	(81,335)	303,004	153,211

Income (loss) from continuing operations
available to common stockholders	31,644	(92,118)	308,341	255,523

Loss from discontinued operations	(11,897)	(121,384)	(11,897)	(121,384)

Net income (loss) available to common stockholders	$ 19,747	$ (213,502)	$ 296,444	$ 134,139

Earnings (loss) per share of common stock -
basic and diluted
Continuing operations	$ 0.00	$ 0.00	$ 0.01	$ 0.01
Discontinued operations	0.00	0.00	0.00	0.00
Net income (loss)	$ 0.00	$ (0.01)	$ 0.01	$ 0.01

Weighted average common shares and
equivalents used in the calculations
of earnings (loss) per share
Basic	26,226,624	26,207,400	26,284,080	26,577,479
Diluted	26,271,388	26,377,563	26,333,279	26,726,190

November 12, 2004